Exhibit 10.2
‘mktg, inc.’ Management Bonus Plan

MANAGEMENT BONUS PLAN PROCESS AND ADMINISTRATION

To ensure precision and clarity in how the management bonus pool is determined and how it is allocated among eligible individuals, the following describes the process and administration:

Fiscal 2011

Fiscal 2011 is a transition year. A one-time pool determination and process for the year has been established as set forth on the spreadsheet attached as Schedule A and summarized below:

•	If pre-bonus EBITDA achieved is less than the amount specified on Schedule A to fund the minimum bonus pool, there will be no bonus pool.

•	If pre-bonus EBITDA achieved equals the amount specified on Schedule A to fund the minimum bonus pool, a minimum bonus pool will be set in the amount set forth on Schedule A.

•	In no event will the bonus pool exceed the amount specified on Exhibit A as the maximum bonus pool.

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If pre-bonus EBITDA achieved exceeds the minimum amount specified on Exhibit A up to the amount specified on Exhibit A to fund the maximum bonus pool, the bonus pool will increase proportionately from the minimum bonus pool to the maximum bonus pool.

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Each individual employee eligible to participate in the management bonus plan will have a target bonus expressed as a percentage of base salary received during Fiscal 2011. The actual bonus paid will be determined based on performance against established performance criteria and goals and may be higher or lower than the target bonus (subject to the terms of each eligible employee’s letter of employment or employment agreement).

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The total bonus amount paid to all eligible employees cannot exceed the accrued bonus pool and may be less if individual assessments do not justify full distribution. In this circumstance, some employees delivering exceptional results could receive 100% of target bonus, but that would require others to receive little or no bonus in order to stay within the pool.

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Upon completion of the annual audit, the Compensation Committee determines the bonus to be paid to the CEO based on achieving the EBITDA Budget. The Compensation Committee will also review the rationale and amounts of bonus payments recommended by the CEO for his direct reports and approve the pool and process for the bonus awards for all other eligible employees and makes its recommendations to the Board.

•	Bonuses will be paid upon completion of the annual audit. Only those employees employed at the time of the bonus payout are eligible to receive bonuses.

•	EBITDA will be calculated using the Audited Financial Statements and approved by the Compensation Committee of the Board of Directors.

mktg, inc.’ Management Bonus Plan

Subsequent Years

The normal process of bonus pool determination and process will commence in Fiscal 2012 as follows:

•	As part of the annual planning process an EBITDA Budget will be established and approved by the Board of Directors.

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Also as part of the planning process the expected employee structure and salary will be budgeted. All eligible employees will have a target bonus expressed as a percentage of base salary established at the beginning of each fiscal year, as recommended by the CEO and approved by the Compensation Committee. The cumulative total of the target bonuses for eligible employees built into the budget establishes a target bonus pool at 100% payout.

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If EBITDA achieved for the year is 80% or less than the budget there will be no bonus pool accrued or paid. As EBITDA, inclusive of bonus costs increases from 80% to 100% of the EBITDA budget, the bonus pool increases proportionately from 0 to 100% of the targeted bonus pool.

•	If EBITDA achieved for the year inclusive of bonus costs exceeds 100% of budget the bonus pool increases by 0.6% for each 1% of EBITDA in excess of the budget.

•	The attached Schedule B labeled 2012 sets forth a spreadsheet for determining the bonus pool for 2012 based on a hypothetical EBITDA budget in accordance with the principles of this bonus plan.

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The actual bonus paid to each eligible employee will be determined based on performance against established performance criteria and goals and may be higher or lower than the target bonus (subject to the terms of each eligible employee’s letter of employment or employment agreement).

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Upon completion of the annual audit, the Compensation Committee determines the bonus to be paid to the CEO based on achieving the EBITDA Budget. The Compensation Committee will also review the rationale and amounts of bonus payments recommended by the CEO for his direct reports and approve the pool and process for the bonus awards for all other eligible employees and makes its recommendations to the Board on each of these issues.

•	The total bonus amount paid to all eligible employees cannot exceed the accrued bonus pool and may be less if individual assessments do not justify full distribution.

•	Bonuses will be paid after results have been certified in the annual audit. Only those employees employed at the time of the bonus payout are eligible to receive bonuses.

‘mktg, inc.’ Management Bonus Plan

•	EBITDA shall be determined by the Compensation Committee of the Board of Directors based on the audited financial statements.

Termination and Amendment

The management bonus plan shall continue until terminated by the Board of Directors, and may be amended or modified at any time by the Board of Directors.

‘mktg, inc.’ Management Bonus Plan

Exhibits

Exhibit A – 2011 Fiscal Year
Exhibit B - Illustration for 2012 Fiscal Year